UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 5, 2014 (October 31, 2014)

NET SAVINGS LINK, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

4747-20 Nesconset Highway
Port Jefferson, NY, 11776
(Address of principal executive offices and Zip Code)

(516) 246-6435
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

ITEM 7.01                          REGULATION FD DISCLOSURE.

On October 31, 2014, we announced the execution of an agreement by our new President, Leonard F. Genovese, on behalf of NSAV, to conduct a formal due diligence evaluation for purposes of a targeted merger/acquisition with a well-established firm that has an entrenched and long term presence in the Artisanal food and beverage/wellness/ and retail distribution space in the Northeastern portion of the U.S., and is expanding nationally. Mr. Genovese commented; "This is an exciting opportunity to pair the synergy of this firm with NSAV. The targeted firm has existing revenues with year over year growth for the past 3 fiscal terms, and has an established customer base that encompasses both a retail and institutional model." Mr. Genovese continued; "The firm not only has a domestic presence, but also has a European base that brings significant product variety into existing domestic markets that we are optimistic to enter. They are a leader in imported foods from certain European markets, and they hold various proprietary food packaging agreements that will enhance product diversity". Mr. Genovese continued; "we are optimistic that we will close on this agreement, pending the outcome of our D.D. evaluation, within the next 30-60 days."

ITEM 9.01                          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 3rd day of November, 2014.

NET SAVINGS LINK, INC.

BY:	STEVEN BARITZ
Steven Baritz
President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and Director